Master Treasury Trust
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 03/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the twelve month period ended March 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/08/2002	$10,000	US Treasury Note	5.50%	01/31/2003
12/12/2002	6,000	US Treasury Note	3.62%	3/31/2004
8/8/2002	6,000	US Treasury Note	2.25%	7/31/2004
05/16/2002	12,000	US Treasury Bills	1.86	11/14/2002
08/06/2002	47,000	US Treasury Bills	1.87	09/05/2002
09/16/2002	47,000	US Treasury Bills	1.95	10/17/2002
09/23/2002	25,000	US Treasury Bills	1.61	12/26/2002
09/24/2002	70,000	US Treasury Bills	1.67	10/24/2002
10/1/2002	48,000	US Treasury Bills	1.61	10/31/2002
10/22/2002	30,000	US Treasury Bills	1.89	11/31/2002
11/01/2002	10,312	US Treasury Bills	1.54	01/23/2003
11/26/2002	5,000	US Treasury Bills	1.20	02/27/2003
12/03/2002	50,000	US Treasury Bills	1.55	01/02/2003
02/26/2003	22,000	US Treasury Bills	1.16	03/27/2003
03/10/2003	20,000	US Treasury Bills	1.17	04/10/2003
01/16/2003	42,000	US Treasury Bills	1.21	02/13/2003